Exhibit 10.1

December 3, 2014

Chen Schor

94 Arch Street

Needham, MA 02492

Dear Chen:

On behalf of Synta Pharmaceuticals, I am pleased to offer you the position of Chief Operating Officer and Executive Vice President reporting to Anne Whitaker, President and Chief Executive Officer for Synta Pharmaceuticals Corp. (hereinafter “Synta Pharmaceuticals” or the “Company”).

1.  Effective Date:  The effective date of your employment is December 8, 2014 (the “Start Date”).

2.  Compensation:  Your initial base salary shall be $425,000.00 annually, payable at a semi-monthly rate of $17,708.34, from which all applicable taxes and other customary employment-related deductions shall be taken.

You shall be eligible to receive a $50,000 sign-on bonus if you start your employment on or before December 8, 2014, subject to applicable taxes and other customary employment-related deductions, provided that you shall be required to repay such sign-on bonus (subject to reduction as described below) in the event that you are terminated for Cause (as defined in the Severance and Change of Control Agreement described below) or resign without Good Reason (as defined in the Severance and Change of Control Agreement, described below) within twelve (12) months following the Start Date, with the amount of any such required repayment to be decreased ratably by 1/12 after each full month of work is completed prior to any such applicable termination or resignation.

For the first annual performance review following your hire date, all pay-for-performance compensation (such as merit increases, bonuses and annual stock option grants) shall be pro-rated based on your start date and the percentage of the calendar year that you worked.  Employees who begin employment after September 30th, however, shall not be included in the performance review for that calendar year (and accordingly shall not be eligible for any increase, bonus or grant based that would have been based on such review).

3. Bonus:   You shall be eligible to receive an annual discretionary cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to 50% of your base salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount.  Such bonus, if any, shall be granted at the discretion of the Company’s Board of Directors and shall be paid to you by no later than March 15th of the calendar year immediately following the calendar year in which it was earned.

4. Stock Option:  You shall be granted a non-qualified stock option to purchase Four Hundred Fifty Thousand (450,000) shares of the Company’s common stock at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of the grant. Twenty

Five percent (25%) of the shares shall vest on the first (1st) anniversary of the Start Date, and six and one quarter percent (6.25%) of the shares shall vest on the last day of each successive three-month period thereafter, provided that you remain employed by the Company on the vesting date, except as otherwise set forth herein or in the stock option agreement described below.  The option described is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Plan.  The option shall be evidenced in writing by a stock option agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of stock option agreement.  The stock option agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

You shall also be granted One Hundred Fifty Thousand (150,000) restricted shares of the Company’s common stock.  These restricted shares shall be subject to the following vesting schedule: Fifty Percent (50%) of the restricted shares shall vest on the second (2nd) anniversary of the Start Date, and the remaining fifty percent (50%) of the restricted shares shall vest on the third (3rd) anniversary of the Start Date, provided that you remain employed by the Company on the vesting date, except as otherwise set forth herein or in the restricted stock agreement described below.  The shares to be issued are intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of equity outside the Plan.  The issuance of shares shall be evidenced in writing by a restricted stock agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of restricted stock agreement.

5. Severance and Change of Control:  Please refer to the document included with this offer of employment entitled Severance and Change of Control Agreement, a copy of which is attached hereto as Exhibit B.

6.  Benefits:  As a full-time employee, you shall be eligible to participate in certain Company-sponsored benefit plans (including paid time off [“PTO”] and related benefits) to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. All benefits may be changed or modified from time to time at the Company’s sole discretion.

7. Attorneys’ Fees: The Company shall reimburse you for attorneys’ fees incurred in the negotiation of this Agreement, up to a maximum reimbursement of five thousand dollars ($5,000), subject to the submission of a summary invoice from your attorney, which for the avoidance of doubt shall not include any confidential or privileged information.  Payment shall be made in a lump sum within then (10) days of submission of such invoice.

8.  Indemnification: Your services provided hereunder shall be pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, the Company’s directors and officers (“D&O”) liability insurance policy, and the Company’s standard indemnification agreement for directors and officers as executed by you, each as may be applicable.

9.  Employment Period: Your employment with the Company shall be at-will, meaning that you shall not be obligated to remain employed by the Company for any specified period of time; likewise, the Company shall not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

10.  Contingencies:  Our employment offer to you is contingent upon (1) your execution of the standard form of Non-Competition, Confidentiality and Inventions Agreement (a copy of which is attached hereto as Exhibit A); (2) your ability, as required under federal law, to establish your employment eligibility as a U.S. citizen, a lawful permanent resident of the U.S. or an individual specifically authorized for employment by the Immigration and Naturalization Service; and (3) completion of a satisfactory background check.  If any of the foregoing conditions are not met, this employment offer shall be null and void.

11.  Jurisdiction and Waiver:  In the case of any dispute, this offer of employment shall be interpreted under the laws of the Commonwealth of Massachusetts.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you knowingly waive and forever renounce your right to a trial before a civil jury; provided, however, that any claims related to the terms of the Severance and Change of Control Agreement shall be resolved in the arbitration forum specified in that agreement.

12.  Orientation:  On your first day of employment, please arrive at 45 Hartwell Avenue at 8:30 am for benefits enrollment with Human Resources.

Chen, we are very enthusiastic and looking forward to your joining us as a Synta Pharmaceuticals employee.  Please indicate your acceptance of the foregoing by signing one enclosed copy of this letter and returning it to Art McMahon by no later than December 3, 2014.  After that date, this offer shall lapse.  If you need additional time to respond to this offer, please let us know immediately.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

/s/ Anne Whitaker
Anne Whitaker
President and Chief Executive Officer

Agreed to and accepted:

Name:	/s/ Chen Schor	Date: December 3, 2014
Chen Schor